Exhibit 10.01
SILICON IMAGE, INC.
BONUS PLAN FOR FISCAL YEAR 2006
1.     Purpose
     The purpose of this Bonus Plan (this “Plan”) is to provide financial incentives for certain executive1 and non-executive2 employees (“Executives” and “Non-Executives”, respectively) of Silicon Image, Inc. (the “Company”) to meet and exceed the Company’s annual financial goals.
2.     Eligibility
     Executives and Non-Executives of the Company selected by the Committee (as defined below) (the “Participants” and each a “Participant”) shall be eligible to participate in this Plan; provided however, that neither Executives and Non-Executives who are entitled to participate in any Company business development incentive plan or sales incentive plan nor employees hired after September 30, 2006 are eligible to participate in this Plan. Participation in this Plan is on a fiscal year basis and in the sole discretion of the Compensation Committee of the Company’s Board of Directors (the “Committee”).
3.     Administration
     a.     This Plan shall be administered by the Committee which may delegate specific administrative tasks to others as appropriate for administration of this Plan.
     b.     Subject to the provisions of this Plan, the Committee shall have exclusive authority to designate Participants, the amount of each award under this Plan (“Award”), the date when any performance goals are measured, and the date when Awards (if any) will be paid.
     c.     The Committee shall have all discretion and authority necessary or appropriate to administer this Plan, including, but not limited to, the power to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable in the administration of this Plan, and such determination shall be final and binding upon all persons having an interest in this Plan.
     d.     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at a meeting at which a quorum is present or any action taken without a meeting by a writing executed by all of the members of the Committee shall constitute the act of the Committee.
     e.     All expenses and liabilities incurred by the Committee in the administration of this Plan shall be borne by the Company. The Committee may employ attorneys, consultants, accountants, or other persons. The Committee and the Company and its officers and directors shall be entitled to rely upon the advice, opinion, or valuations of any such persons. No member of the Committee shall be personally liable for any action, determination, or interpretation taken or made with respect to this Plan, unless such action, determination, or interpretation constitutes criminal misconduct or willful negligence or demonstrates bad faith, and all members of the Committee shall be fully protected by the Company in respect of any such action, determination or interpretation.

[1]	“Executive” means an employee of the Company at the level of Vice President or above employed by the Company or any affiliated Company as determined by the Committee.

[2]	“Non-Executive” means an employee of the Company, other than an Executive, employed by the Company or any affiliated Company as determined by the Committee.

4.     Bonus Pool Establishment and Allocation
     Subject to the terms and conditions of this Plan, the Company will establish a cash bonus pool if :
•	Actual revenue[3] for the fiscal year ended December 31, 2006 (“Actual Revenue”) equals or exceeds 95% of the planned revenue for the fiscal year (“Target Revenue”) established in the Annual Operating Plan approved by the Board of Directors (“Annual Operating Plan”); and/or

•	Actual net income[4] for the fiscal year ended December 31, 2006 (“Actual Net Income”) equals or exceeds 95% of the planned net income, calculated on the same basis, for the fiscal year (“Target Net Income”) established in the Annual Operating Plan.
     4.1 Executive Participants’ Bonus Pool
     The amount of the cash bonus pool for Executive Participants will be equal to a function of the extent to which (a) Actual Revenue equals or exceeds 95% of Target Revenue, and/or (b) Actual Net Income equals or exceeds 95% of Target Net Income, determined as set forth below.

	For Executive Participants
		Representative Pool	Representative Pool
Percent Achievement of	Percent Achievement of	Attributable to	Attributable to
Target Revenue or Net	Annual Year-to-Date	Attainment of	Attainment of
Income	Target Funding Level	Target Revenue	Target Net Income
Below 95%	0.0%	$0	$0
95%	80.0%	$600,000	$600,000
100%	100.0%	$750,000	$750,000
115%	200.0%	$1,500,000	$1,500,00
125%	300.0%	$2,250,000	$2,250,000

Notes to Table:

(1)	Dollars are representative based on estimated headcount and payroll. Actual figures may vary.

(2)	Actual amounts between the breakpoints shown in the table above will be calculated on a pro-rata basis between the breakpoints.

(3)	For upside payments, growth must be deemed to be “organic” rather than “acquired”, as determined by the Committee.

(4)	Funding targets for 2006 include accrual for bonus pool at realized achievement. Any upside bonus pool funding must “self fund,” i.e., determination of Net Income will be after bonus accrual at target plus any bonus upside.
     The amounts of Awards, if any, allocable to individual Executive Participants will be determined by the Committee in its sole discretion and may be less than, equal to or greater than target bonus levels.

[3]	Represents the Company’s total product, development, licensing and royalty revenues for fiscal year 2006 as reported in the Company’s financial statements.

[4]	Actual net income is calculated on a GAAP basis excluding the following: certain charges related to acquisitions, including expenses for amortization of intangible assets recorded in connection with our acquisitions; stock-based compensation expense, including the expense (benefit) associated with stock option modifications, including repricing, and certain stock options issued to employees of acquired companies and to non-employees in exchange for services; and gains or losses on strategic investments including the gain (loss) related to warrants and stock received by the company from a transaction involving the licensing of certain of our intellectual property.

     4.2 Non-Executive Participants’ Bonus Pool
     The amount of the cash bonus pool for Non-Executive Participants will be equal to a function of the extent to which (a) Actual Revenue equals or exceeds 95% of Target Revenue, and/or (b) Actual Net Income equals or exceeds 95% of Target Net Income, determined as set forth below.

	For Non-Executive Participants
		Representative Pool	Representative Pool
Percent Achievement	Percent Achievement	Attributable to	Attributable to
of Target Revenue or	of Annual Year-to-Date	Attainment of	Attainment of
Target Net Income	Target Funding Level	Target Revenue	Target Net Income
Below 95%	0.0%	$0	$0
95%	90.0%	$2,025,000	$2,025,000
100%	100.0%	$2,250,000	$2,250,000
115%	200.0%	$4,500,000	$4,500,000

Notes to Table:

(1)	Dollars are representative based on estimated headcount and payroll. Actual figures may vary.

(2)	Actual amounts between the breakpoints shown in the table above will be calculated on a pro-rata basis between the breakpoints.

(3)	For upside payments, growth must be deemed to be “organic” rather than “acquired”, as determined by the Committee.

(4)	Funding targets for 2006 include accrual for bonus pool at realized achievement. Any upside bonus pool funding must “self fund,” i.e., determination of Net Income will be after bonus accrual at target plus any bonus upside.
     The amounts of Awards, if any, allocable to individual Non-Executive Participants will be determined by Company management and submitted to the Committee for approval and may be less than, equal to or greater than target bonus levels.
5.     Payment
     Awards under this Plan will be distributed as soon as reasonably practicable following (i) public disclosure of the Company’s financial results for the fiscal year ended December 31, 2006, (ii) calculation of Actual Revenue and Actual Net Income, and (iii) any determination of the amounts of the bonus pool applicable to Executive Participants and Non-Executive Participants. All Awards under this Plan shall be calculated and paid no later than March 14, 2007. Participants must be employed by the Company as employees at the time of distribution of Awards in order to be eligible to receive payment of Awards, unless otherwise determined by the Compensation Committee. Participants hired prior to January 1, 2006 shall be eligible to receive payment of a full Award. Participants hired by the Company after January 1, 2006 but on or prior to September 30, 2006 shall be eligible to receive payment of a pro-rated Award (based on the full days of such Participant’s employment). Participants hired after September 30, 2006 shall not be eligible to receive payment of an Award. The Committee may impose additional eligibility requirements on payment of any Awards in its sole discretion. It is the objective of the Committee that the entire calculated pool be distributed to eligible Participants.

6.     General Provisions
     a.     No Prior Funding
     No amounts payable under this Plan shall be funded, set aside or otherwise segregated prior to payment. The obligation to pay the Awards shall at all times be an unfunded and unsecured obligation of the Company and the Company shall not be required to incur indebtedness to fund the bonus pool unless otherwise directed to do so by the Committee. Participants shall have the status of general creditors. This Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and is not subject to any provisions of the Employee Retirement Income Security Act of 1974.
     b.     Discretionary Payments
     The terms and conditions of this Plan shall not be deemed to limit the ability of the Committee and/or Company management to make discretionary bonus payments to individual executive and non-executive employees based on their performance, contributions or other relevant criteria, without regard to whether or not the Company achieves its revenue and net income objectives under the Annual Operating Plan.
     c.     No Obligation to Employ
     Eligibility for participation in this Plan is not evidence of, nor does it constitute, a contract of employment between the Company and any individual. Nothing in this Plan will confer or be deemed to confer on any individual any right to continue in the employ of the Company or limit in any way the right of the Company to terminate an individual’s employment at any time, with or without cause. This Plan is not intended to and does not create any legal rights for any employee.
     d.     Amendment or Termination of Plan
     This Plan may be amended or terminated by the Board or the Committee at any time prior to payment of Awards hereunder.
     e.     Headings
     The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
     f.     Withholding of Taxes
     To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by a Participant under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the Participant make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld.
     g.     Choice of Law
     All questions concerning the construction, validity and interpretation of this Plan will be governed by the law of the State of California. Any Award will not be effective unless such Award is made in compliance with all applicable laws, rules and regulations.